                                                                   EXHIBIT 10.15

August 13, 2003

Mr. John Martin

Dear John:

On behalf of Loudeye Corp., a Delaware corporation (the "Company"), I am pleased to offer you the position of Senior Vice President. Speaking for myself, as well as the other members of the Company's management team and board of directors, we are very much looking forward to having you on the Loudeye team in that capacity.

The terms of your new position with the Company are outlined below:

         1.       Position.

                  a. You will be the Senior Vice President, working out of the Company's headquarters in Seattle, Washington. At present, you will report to the CEO.

                  b. You agree to the best of your ability and experience that you will at all times loyally and conscientiously perform all of the duties and obligations required to the reasonable satisfaction of the Company. During the term of your employment, you further agree that you will devote all of your business time and attention to the business of the Company, and the Company will be entitled to all of the benefits and profits arising from or incident to all such work services and advice. You will not render commercial or professional services of any nature to any person or organization, whether or not for compensation, without the prior written consent of the Company's Board of Directors, and you will not directly or indirectly engage or participate in any business that is competitive in any manner with the business of the Company. Nothing in this letter is designed to prevent you from accepting speaking or presentation engagements consistent with Loudeye's business plan in exchange for honoraria or from serving on boards of charitable organizations, or from owning no more than one percent (1%) of the outstanding equity securities of a corporation whose stock is listed on a national stock exchange. Please seek my approval before accepting a speaking or presentation engagement.

John Martin
August 16, 2003
Page 2 of 4

         2. Start Date. Subject to fulfillment of any conditions imposed by the accompanying Employment Agreement, you will commence this new position with the Company on August 18, 2003.

         3. Proof of Right to Work. For purposes of federal immigration law, you are required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States.

         4.       Compensation.

                  a. Base Salary. You will be paid a monthly salary of $16,666.67 which is equivalent to $200,000.00 on an annualized basis. Your salary will be payable in two equal payments per month pursuant to the Company's regular payroll policy (or in the same manner as other employees of the Company). In the event that you are required to spend time transitioning from your current employer which takes your time away from Loudeye, your salary will be adjusted on a pro-rata basis during any such transition period to an amount agreeable to both parties.

                  b. Signing Bonus. We are pleased to offer you a signing bonus of $65,000. This bonus will be paid to you in a lump sum on October 1, 2003. Please note that this signing bonus will be considered taxable income and payroll taxes will be withheld. In the unlikely event that you leave the Company of your own volition within 12 months of your start date, you will be responsible for reimbursement to the Company of the entire signing bonus, You hereby authorize the Company to withhold this amount from any monies owed to you upon the severance of your employment.

                  c. Personal Objectives Bonus. You will be eligible to receive a bonus of up to a maximum of Fifty Percent (50%) of your base salary (the "Target Personal Objectives Bonus Amount"). The Target Personal Objectives Bonus Amount shall be subdivided into two or three separate performance specific targeting bonus amounts which shall be jointly determined by the CEO and you within the next 30 days.

                  d. Company Objectives Bonus. You will be eligible to receive a bonus of up to a maximum of Fifty Percent (50%) of your base salary (the Target Company Objectives Bonus Amount"). The Target Company Objectives Bonus Amount shall be subdivided into two separate performance specific targeting bonus amounts which shall be awarded based upon the following:

                           (i) Revenue: Twenty-five Percent (25%) of the Target Company Objectives Bonus Amount shall be earned upon the Company

John Martin
August 16, 2003
Page 3 of 4

                                    delivering results in which revenue exceeds the Board of Directors' approved revenue plan, by not less than Ten Percent (10%) over the immediately preceding quarter. The measurement of this shall commence in the fourth quarter of 2003.

                           (ii) Operational Breakeven: Twenty-five Percent (25%) of the Target Company Objectives Bonus Amount shall be earned at such time as the Company achieves breakeven EBIT for the applicable quarter.

                  e. Annual Review. Your base salary will be reviewed annually as part of the Company's normal salary review process.

                  f. Stock Options. During the employment period, you will be eligible to participate in the stock option or other incentive programs available to officers or employees of the Company and shall have the opportunity to purchase shares in accordance with its rules at a level commensurate with your position, all such grams being subject to the approval of the Board of Directors of Loudeye. Subject to approval, you will receive an award effective on the date established by the Board of Directors, of 350,000 options to purchase, to the extent available, incentive stock option (ISO) shares of Loudeye, and to the extent that ISO's are not available, non-qualified options with an exercise price based on the closing price for Loudeye shares on August 16, 2003.

                  g. Vesting Period. This grant shall have a ten year term and shall be exercisable as follows: 125,000 over one year at the rate of 1/12th per month in arrears, and 225,000 over three years at the rate of 1/36th per month in arrears. Vesting will accelerate upon the first to occur of (i) a Change of Control, or (ii) the adoption by the Board of Directors of the Company of a plan of liquidation or dissolution of Loudeye.

John Martin
August 16, 2003
Page 4 of 4

         5. Proprietary Information and Inventions Agreement. Your acceptance of this offer and commencement of employment with the Company is contingent upon the execution, and delivery to an officer of the Company, of the Company's Proprietary Information and Inventions Agreement, a copy of which is enclosed for your review and execution (the "Confidentiality Agreement"), prior to or on your Start Date.

         6. Confidentiality of Terms. The Company maintains your personnel file, including information about your salary and benefits, in a private and confidential manner. Our policy to protect the privacy of such information is enhanced when you keep the information confidential.

         7. At-Will Employment. Your employment with the Company will be on an "at will" basis, meaning that either you or the Company may terminate your employment at any time for any reason or no reason, without further obligation or liability.

This letter summarizes the general terms and conditions of your potential employment with the Company and is provided as a courtesy. The accompanying Employment Agreement and the Proprietary Information and Inventions Agreement set forth the proposed contractual terms of your employment with the Company and supersede any prior representations or agreements, whether written or oral. To indicate your acceptance of the Company's offer, please sign and date the accompanying Employment Agreement and return it to me, along with a signed and dated copy of the Proprietary Information and Inventions Agreement, at your earliest convenience.

John, I am delighted to be able to extend you this offer and we all look forward to working with you in your new capacity.

Very only yours,

LOUDEYE CORP.

JEFF CAVINS
PRESIDENT & CEO

Enclosures:    Employment Agreement
               Proprietary Information and Inventions Agreement